Exhibit 4.05

ELECTRONIC ARTS INC.

GRANT OF ROLLOVER OPTIONS UNDER

THE CRITERION SOFTWARE GROUP LIMITED APPROVED SHARE OPTION SCHEME

Name	Employee #:
Address1	Grant #:
Address2
Address3
City, Country Zip	Class:
Location:

Electronic Arts Inc., a Delaware corporation, (the “Company”) hereby grants to the individual named above (the “Optionee”), a non-qualified stock option (the “New Option”) in consideration of the Optionee releasing the option granted to them over ordinary shares in Criterion Software Group Limited (the “Old Option”) on January 30, 2002 (the “Date of Grant”) under the Criterion Software Group Limited Approved Share Option Scheme (the “Scheme”). The New Option is granted in accordance with paragraphs 26 and 27 of Schedule 4 of the Income Tax (Earnings and Pensions) Act 2003 (“Schedule 4”) and is an option to purchase the total number of share set forth below of common stock of the Company (“the New Option Shares”) at the exercise price per share set forth below (the “Exercise Price”). The New Option is subject to the terms and conditions of the Scheme.

The principal features of the New Option are as follows:

Number of Option Shares:	###	Exercise Price:	$##.####

Date of Grant:	mm/dd/yy	Expiration Date:	mm/dd/yy

Vest Start Date:	mm/dd/yy

Subject to the terms and conditions of the Scheme, the New Option will normally become exercisable on January 31, 2005. Thereafter, the Optionee may normally exercise the New Option during the period commencing on January 31, 2005 and ending on the Expiration Date, subject to the rules of the Scheme.

Under the terms of the Scheme, the Optionee is eligible to receive preferential tax treatment on the “gain arising on exercise.” The gain is equal to the difference between the fair market value of the New Option Shares at a time of exercise and the New Option Exercise Price. If the Optionee does not exercise the New Option under tax-approved circumstances (for example, Optionee exercises the New Option within three years of the Date of Grant), the Optionee will be subject to UK income tax and National Insurance Contributions on the gain.

The Optionee agrees that he or she will pay or indemnify any Group Company (as that term is defined in the Scheme) for any amount of income tax due and accountable for by any Group Company on the exercise or assignment or release of the New Option. In addition, the Optionee acknowledges that he or she will pay the employee’s primary Class 1 National Insurance Contributions (the “Primary Contributions”) due on the exercise or assignment or release of the New Option. The income tax and Primary Contributions due will be payable (i) on the gain arising on exercise or (ii) in the case of assignment or release of the New Option, in respect of the difference between the amount of the consideration (if any) given for such assignment or release and the amount of the consideration (if any) given for the New Option.

The Optionee hereby authorizes any Group Company to collect the income tax and Primary Contributions due from the Optionee within 30 days after the exercise or assignment or release of the New Option or, if earlier, within 14 days after the end of the tax month during which such exercise or assignment or release takes place:

(i) by deduction from salary or any other payment which is payable to the Optionee at any time on or after the date of exercise or assignment or release of the New Option, or

(ii) directly from the Optionee by payment in cleared funds, or

(iii) by arranging for the sale of some of the shares that the Optionee is entitled to receive on the exercise of the New Option.

ELECTRONIC ARTS INC.

/s/ Steve Bené

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Steve Bené

Senior Vice President, General Counsel

ACCEPTANCE:

Optionee hereby acknowledges that a copy of the rules of the Scheme are available upon request from the Stock Administration department. Optionee represents that Optionee has read and understands the terms and provisions thereof, and accepts the New Option subject to all the terms and provisions of the Scheme. Optionee acknowledges that there may be adverse tax consequences upon exercise of the New Option and that Optionee should consult a tax adviser prior to such exercise.

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